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                                                                    Exhibit 23.a

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Registration Statement on Form S-4 of Crown Holdings, Inc. of our report dated March 19, 2003 except as to Note X which is as of May 22, 2003 relating to the financial statements and our report dated March 19, 2003 relating to the financial statement schedule, which appear in such Registration Statement. We also consent to the use in this Registration Statement on Form S-4 of our reports dated March 19, 2003 relating to the financial statements and financial statement schedule of Crown Cork & Seal Company, Inc. which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
July 11, 2003